As filed with the Securities and Exchange Commission on February 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ultragenyx Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-2546083 (I.R.S. Employer Identification No.)

60 Leveroni Court

Novato, CA 94949

(Address of Principal Executive Offices, Zip Code)

2014 Incentive Plan

2014 Employee Stock Purchase Plan

Employment Inducement Plan
(Full title of the plan)

Emil D. Kakkis, M.D., Ph.D.

President and Chief Executive Officer

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court

Novato, CA 94949

(415) 483-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Karah Parschauer

Executive Vice President and General Counsel

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court

Novato, CA 94949

Telephone: (415) 483-8800

Facsimile: (415) 483-8810

Ryan A. Murr, Esp.

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105-0921

Telephone: (415) 393-8200

Facsimile: (415) 393-8306

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share:
Ultragenyx Pharmaceutical Inc. 2014 Incentive Plan	2,500,000	$152.19 (3)	$380,475,000	$41,509.82
Ultragenyx Pharmaceutical Inc. 2014 Employee Stock Purchase Plan	747,169	$129.3615 (4)	$96,654,902.59	$10,545.05
Ultragenyx Pharmaceutical Inc. Employment Inducement Plan	500,000	$152.19 (3)	$76,095,000	$8,301.96
TOTAL	3,747,169		$553,224,902.59	$60,356.83

(1)

In addition to the number of shares of Common stock, par value $0.001 per share (the “Common Stock”) of Ultragenyx Pharmaceutical Inc. (the “Registrant”) set forth in the above table, this Registration Statement on Form S-8 (this “Registration Statement”) covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to the Ultragenyx Pharmaceutical Inc. 2014 Incentive Plan (as amended, the “2014 Plan”), the Ultragenyx Pharmaceutical Inc. 2014 Employee Stock Purchase Plan (as amended, the “ESPP”), and the Ultragenyx Pharmaceutical Inc. Employment Inducement Plan (the “Inducement Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2014 Plan, the ESPP, and the Inducement Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which would result in an increase in the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on February 4, 2021.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on 85% of the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on February 4, 2021. Pursuant to the ESPP, the purchase price of a share of Common Stock is 85% of the fair market value of the Common Stock.

EXPLANATORY NOTE

This Registration Statement registers additional shares of Common Stock to be issued pursuant to the 2014 Plan and the ESPP, as well as shares of Common Stock to be issued under the Inducement Plan for the grant of inducement awards for employment with the Registrant pursuant to Nasdaq Listing Rule 5635(c)(4). The information contained in the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) (SEC File Nos. 333-194773, 333-201843, 333-209729, 333-216110, 333-223124, 333-229746 and 333-236428), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 11, 2021;
(b)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 8, 2021 and January 21, 2021; and
(c)

the description of the Common Stock contained on Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 11, 2021, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

 Not applicable.

Item 5.Interests of Named Experts and Counsel.

 Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VI of the Registrant’s amended and restated certificate of incorporation (the “Charter”) provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VI of the Charter further provides that any repeal or modification of such article by the Registrant’s stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Registrant has entered into indemnification agreements with each of its directors and our executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and the Charter.

The Registrant also maintains an insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.Exemption from Registration Claimed.

 Not applicable.

Item 8.Exhibits.

Exhibit No.	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Date	Number
4.1	Amended and Restated Certificate of Incorporation of Ultragenyx Pharmaceutical Inc.	8-K	2/5/2014	3.1
4.2	Amended and Restated Bylaws of Ultragenyx Pharmaceutical Inc.	8-K	2/5/2014	3.2
4.3	Form of Common Stock Certificate	S-1	11/8/2013	4.2
4.4	2014 Incentive Plan, as amended	10-K	2/17/2017	10.20
4.5	2014 Employee Stock Purchase Plan, as amended	10-K	2/17/2017	10.28
4.6	Employment Inducement Plan	10-K	2/11/2021	10.43
5.1	Opinion of Gibson, Dunn & Crutcher LLP				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page to this Registration Statement)				X

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on February 11, 2021.

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Emil D. Kakkis
Name:	Emil D. Kakkis, M.D., Ph.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Emil D. Kakkis, M.D., Ph.D. and Mardi C. Dier, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emil D. Kakkis Emil D. Kakkis, M.D., Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	February 11, 2021

/s/ Mardi C. Dier Mardi C. Dier	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 11, 2021

/s/ Theodore A. Huizenga Theodore A. Huizenga	Senior Vice President, Corporate Controller (Principal Accounting Officer)	February 11, 2021

/s/ Daniel G. Welch Daniel G. Welch	Chairman of the Board	February 11, 2021

/s/ William Aliski William Aliski	Director	February 11, 2021

/s/ Deborah Dunsire Deborah Dunsire, M.D.	Director	February 11, 2021

/s/ Lars Ekman Lars Ekman, M.D., Ph.D.	Director	February 11, 2021

/s/ Matthew K. Fust Matthew K. Fust	Director	February 11, 2021

/s/ Michael Narachi Michael Narachi	Director	February 11, 2021

/s/ Clay B. Siegall Clay B. Siegall, Ph.D.	Director	February 11, 2021
/s/ Shehnaaz Suliman	Director	February 11, 2021
Shehnaaz Suliman, M.D.